Exhibit 5

Deneen Donnley Senior Vice President and General Counsel Admitted in CT, DE and Washington, DC

May 8, 2026

Consolidated Edison, Inc.

4 Irving Place

New York, New York 10003

Re: Securities Registered Under the Securities Act of 1933

I am Senior Vice President and General Counsel of Consolidated Edison, Inc. (“Con Edison“). I and other members of the Law Department of Consolidated Edison Company of New York, Inc., Con Edison’s principal subsidiary, have represented Con Edison in connection with the proposed issuance and sale of its Common Shares ($0.10 par value), having an aggregate sales price of up to $2,000,000,000 (the “Securities”), in one or more public offerings over a period of time and from time to time, pursuant to (i) the Equity Distribution Agreement, dated May 8, 2026 (the “Equity Distribution Agreement”) with Barclays Capital Inc., BNY Mellon Capital Markets, LLC, BofA Securities, Inc., CIBC World Markets Corp., Jefferies LLC, J.P. Morgan Securities LLC, KeyBanc Capital Markets Inc., Mizuho Securities USA LLC, Scotia Capital (USA) Inc., TD Securities (USA) LLC and Wells Fargo Securities, LLC, as sales agents, and Barclays Bank PLC, The Bank of New York Mellon, Bank of America, N.A., Canadian Imperial Bank of Commerce, Jefferies LLC, JPMorgan Chase Bank, N.A., KeyBanc Capital Markets Inc., Mizuho Markets Americas LLC, The Bank of Nova Scotia, The Toronto-Dominion Bank and Wells Fargo Bank, National Association or their respective affiliates, as forward purchasers (each, a “Forward Purchaser” and collectively, the “Forward Purchasers”) and (ii) forward sales transactions, as to be set forth in one or more letter agreements that may be entered into between the Company and a Forward Purchaser (each, a “Forward Sale Agreement” and collectively, the “Forward Sale Agreements”).

The Securities were registered under the Securities Act of 1933 pursuant to a Registration Statement on Form S-3 (No. 333-286304, the “Registration Statement”).

We have examined such documents as we have deemed necessary for the purpose of this opinion, including (a) the Restated Certificate of Incorporation and the By-Laws of Con Edison; and (b) minutes of meetings of the Board of Directors of Con Edison, the Finance Committee and the Ad Hoc ATM Pricing Committee thereof.

It is my opinion that the Securities (including any Common Shares to be issued by Con Edison upon physical settlement or net share settlement, as applicable, pursuant to any Forward Sale Agreement), have been duly authorized and, when issued and delivered by Con Edison in accordance with the terms of the Equity Distribution Agreement and such Forward Sale Agreement, will be legally issued, fully paid and non-assessable.

Consolidated Edison, Inc.

4 Irving Place New York NY 10003 212 460 1315 donnleyd@coned.com

I do not express any opinion herein concerning any law other than the law of the State of New York and the federal laws of the United States.

I consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. However, in giving such consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

[Signature Page Follows]

Consolidated Edison, Inc.

4 Irving Place New York NY 10003 212 460 1315 donnleyd@coned.com

Very truly yours,

/s/ Deneen Donnley

Consolidated Edison, Inc.

4 Irving Place New York NY 10003 212 460 1315 donnleyd@coned.com